Filed Under Rule 424(b)(2)
                                                 Registration File No. 333-98411

                              SOUTH JERSEY GAS COMPANY

                              PRICING SUPPLEMENT NO. 8
                    Dated September 10, 2003 to Prospectus
                              dated December 16, 2002


                          Medium Term Notes, Series B, 2003-6

Interest Payment Dates:     March 30 and September 30, commencing March 30, 2004

Regular Record Date:                        March 15 and September 15

CUSIP No.:                                  83851M AQ0

         Principal Amount:                  $10,000,000

         Interest Rate:                     5.115%

         Original Issue Date:               September 17, 2003

         Stated Maturity:                   September 30, 2014

         Price to Public:                   $10,000,000

         Agent:                             Wachovia Securities

         Agent's Commission:                $62,500

         Proceeds, before expenses,
         to South Jersey Gas Company:       $9,937,500

         Redemption Provisions:             None prior to maturity

South Jersey Gas Company registered a total of $150,000,000 principal amount of Medium Term Notes, Series B. As of September 10, 2003, South Jersey Gas Company has priced an aggregate of $95,500,00 principal amount of Medium Term Notes, Series B, including $10,000,000 principal amount of Notes covered by this Pricing Supplement; $54,500,000 principal amount of Medium Term Notes, Series B may still be issued.

It is expected that delivery of the Notes will be made against payment therefor on September 17, 2003, which will be the fifth business day of the date of this Pricing Supplement. Pursuant to Rule 15c6-1 under the Securities Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the Notes on or prior to September 11, 2003 will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on or prior to September 11, 2003 should consult their own advisor.